Exhibit 10.12

MOTOROLA MOBILITY HOLDINGS, INC.

STOCK OPTION CONSIDERATION AGREEMENT

GRANT DATE: XXXXXX

The following Agreement is established to protect the trade secrets, intellectual property, confidential information, customer relationships and goodwill of Motorola Mobility Holdings, Inc. and each of its Affiliates (the “Company”) as defined in the Motorola Mobility Holdings, Inc. 2011 Incentive Compensation Plan (the “Plan”). In its sole discretion, the Committee (as defined in the Plan) may amend or waive the provisions of this Agreement, in whole or in part, to the extent necessary or advisable to comply with applicable laws, as determined by the Committee.

As consideration for the stock option(s) granted to me on the date shown above under the terms of the Plan (“the Covered Options”), and the Company having provided me with Confidential Information as an appointed vice president or elected officer of the Company, I agree to the following:

(1) I agree that during the course of my employment and thereafter, I will not use or disclose, except on behalf of the Company and pursuant to its directions, any Company Confidential Information. Confidential Information means information concerning the Company and its business that is not generally known outside the Company. Confidential Information includes: (i) trade secrets; (ii) intellectual property; (iii) the Company’s methods of operation and Company processes; (iv) information regarding the Company’s present and/or future products, developments, processes and systems, including invention disclosures and patent applications; (v) information on customers or potential customers, including customer’s names, sales records, prices, and other terms of sales and Company cost information; (vi) Company personnel data; (vii) Company business plans, marketing plans, financial data and projections; and (viii) information received in confidence by the Company from third parties. Information regarding products or technological innovations in development, in test marketing or being marketed or promoted in a discrete geographic region, which information the Company is considering for broader use, shall not be deemed generally known until such broader use is actually commercially implemented.

(2) I agree that during my employment and for a period of one year following termination of my employment for any reason, I will not hire, recruit, solicit or induce, or cause, allow, permit or aid others to hire, recruit, solicit or induce, or to communicate in support of those activities, any employee of the Company who possesses Confidential Information of the Company to terminate his/her employment with the Company and/or to seek employment with my new or prospective employer, or any other company.

(3) I agree that during my employment and for a period of one year following termination of my employment for any reason, I will not engage in activities which are entirely or in part the same as or similar to activities in which I engaged at any time during the one year preceding termination of my employment, for any person, company or entity in connection with products, services or technological developments (existing or planned) on which I worked at any time during the one year preceding termination of my employment. This paragraph applies in the countries in which I have physically been present performing work for the Company or its Affiliate at any time during the one year preceding termination of my employment.

(4) I agree that during my employment and for a period of one year following termination of my employment for any reason, I will not, directly or indirectly, on behalf of myself or any other person, company or entity, solicit or participate in soliciting, products or services competitive with or similar to products or services offered by, manufactured by, designed by or distributed by the Company to any person, company or entity which was a customer or potential customer for such products or services and with which I had direct or indirect contact regarding those products or services or about which I learned Confidential Information at any time during the two years prior to termination of employment with the Company.

(5) I agree that during my employment and for a period of one year following termination of my employment for any reason, I will not directly or indirectly, in any capacity, provide products or services competitive with or similar to products or services offered by the Company to any person, company or entity which was a customer for such products or services and with which customer I had direct or indirect contact regarding those products or services or about which customer I learned Confidential Information at any time during the one year prior to termination of my employment with the Company.

(6) If I am an officer subject to Section 16 of the Securities Exchange Act of 1934 on the day of this grant, I acknowledge that the Covered Options are subject to the terms and conditions of the Company’s Policy Regarding Recoupment of Incentive Payments Upon Financial Restatement (such policy, as it may be amended from time to time, being the “Recoupment Policy”). The Recoupment Policy provides for determinations by the Company’s independent directors that, as a result of, in whole or in part, intentional fraud or misconduct by me, the Company’s financial results were restated or materially misstated (a “Policy Restatement”). In the event of a Policy Restatement, the Company’s independent directors may require, among other things (a) cancellation of any of the Covered Options that remain outstanding; and/or (b) reimbursement of any gains realized in respect of the Covered Options, if and to the extent the conditions set forth in the Recoupment Policy shall apply. Any determinations made by the independent directors in accordance with the Recoupment Policy shall be binding upon me. The Recoupment Policy is in addition to any other remedies which may be otherwise available at law, in equity or under contract to the Company.

(7) I acknowledge that any benefits I may receive from the Covered Options shall be subject to repayment or forfeiture as may be required to comply with the requirements of the U.S. Securities and Exchange Commission or any applicable law, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any securities exchange on which the Company’s shares of Common Stock are traded, as may be in effect from time to time.

(8) I agree that by accepting the Covered Options, if I violate the terms of paragraphs 1 through and including 5 of this Agreement, then, in addition to any other remedies available in law and/or equity, all of my vested and unvested Covered Options will terminate and no longer be exercisable, and for all Covered Options exercised within one year prior to the termination of my employment for any reason or anytime after termination of my employment for any reason, I will immediately pay to the Company the difference between the exercise price on the date of grant as reflected in the Award Agreement for the Covered Options and the market price of the Covered Options on the date of exercise (the “spread”).

(9) The requirements of this agreement can be waived or modified only upon the prior written consent of Motorola Mobility Holdings, Inc. I acknowledge that the promises in this Agreement, not any employment of or services performed by me in the course and scope of that employment, are the sole consideration for the Covered Options. I agree the Company shall have the right to assign this Agreement which shall not affect the validity or enforceability of this Agreement. This Agreement shall inure to the benefit of the Company assigns and successors.

(10) I agree that during my employment and for a period of one year following the termination of my employment for any reason, I will immediately inform the Company of (i) the identity of my new employer (or the nature of any start-up business, consulting arrangements or self-employment), (ii) my new title, and (iii) my job duties and responsibilities. I hereby authorize the Company to provide a copy of this Agreement to my new employer. I further agree to provide information to the Company as may from time to time be requested in order to determine my compliance with the terms of this Agreement.

(11) I acknowledge that the harm caused to the Company by the breach or anticipated breach of paragraphs 1, 2, 3, 4 and/or 5 of this Agreement will be irreparable and I agree the Company may obtain injunctive relief against me in addition to and cumulative with any other legal or equitable rights and remedies the Company may have pursuant to this Agreement, any other agreements between me and the Company for the protection of the Company’s Confidential Information, or law, including the recovery of liquidated damages. I agree that any interim or final equitable relief entered by a court of competent jurisdiction, as specified in paragraph 14 below, will, at the request of the Company, be entered on consent and enforced by any such court having jurisdiction over me. This relief would occur without prejudice to any rights either party may have to appeal from the proceedings that resulted in any grant of such relief.

(12) With respect to the Covered Options, this Agreement is my entire agreement with the Company. No waiver of any breach of any provision of this Agreement by the Company shall be construed to be a waiver of any succeeding breach or as a modification of such provision. The provisions of this Agreement shall be severable and in the event that any provision of this Agreement shall be found by any court as specified in paragraph 14 below to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. I also agree that the court may modify any invalid, overbroad or unenforceable term of this Agreement so that such term, as modified, is valid and enforceable under applicable law. Further, I affirmatively state that I have not, will not and cannot rely on any representations not expressly made herein.

(13) I accept the terms of this Agreement and the above option(s) to purchase shares of the Common Stock of the Company, subject to the terms of this Agreement, the Plan, and any Award Agreement issued pursuant thereto.

I am familiar with the Plan and agree to be bound by it to the extent applicable, as well as by the actions of the Company’s Board of Directors or any committee thereof.

(14) I agree that this Agreement and the Plan, and any Award Agreement issued pursuant thereto, together constitute an agreement between the Company and me. I further agree that this Agreement is governed by the laws of the State of Delaware U.S.A., without regard to the provisions governing conflict of laws and that any and all disputes relating to, concerning or arising from this Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by this Agreement, shall be brought and heard exclusively in the United States District Court for the District of Delaware or the Delaware Superior Court, New Castle County.

(15) I acknowledge that, if a “Change in Control” (as defined in the Plan) of Motorola Mobility Holdings, Inc. occurs and the successor or survivor corporation does not convert, assume or replace the Covered Options, then: (i) all of my unvested Covered Options will be fully vested immediately prior to the Change in Control and (ii) following such Change in Control, all of my Covered Options that I have not exercised as of the Change in Control shall terminate and cease to be outstanding. Further, with respect to any Covered Options that are converted, assumed or replaced as described in the preceding paragraph, such converted, assumed or replaced options shall provide that they will be fully vested and exercisable until the Date of Expiration set forth in the Award Agreement for the Covered Options if I am involuntarily terminated (for a reason other than “Cause”) or if I quit for “Good Reason” within 24 months of the Change in Control. As used herein, “Cause” means (a) my conviction of any criminal violation involving dishonesty, fraud or breach of trust or (b) my willful engagement in gross misconduct in the performance of my duties that materially injures the Company (as defined above); and “Good Reason” means that one of the following occurs without my written consent: (a) a material demotion or material diminution of my duties, responsibilities and authority; (b) a material reduction in my base salary or annual incentive opportunities as in effect during the ninety day period immediately prior to the Change in Control, or as the same may be increased from time to time (except for reductions in annual incentive opportunities due to individual performance adjustments); (c) my assignment to a position requiring relocation of more than fifty miles from the location of my employment immediately prior to the Change in Control; or (d) termination of my employment by the Company (as defined above) other than pursuant to a notice of termination which indicates my employment has been terminated for Cause and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of my employment.

Date	Signature	Printed Name

Commerce ID

IN ORDER FOR THE ABOVE-REFERENCED OPTION(S) TO BE AWARDED, THIS AGREEMENT, SIGNED AND DATED, MUST BE RETURNED TO MOTOROLA MOBILITY HOLDINGS, INC. c/o EQUITY ADMINISTRATION NO LATER THAN                                         .